ITEM 8  FINANCIAL STATEMENT AND SUPPLEMENTARY DATA


INDEPENDENT AUDITORS' REPORT
Board of Directors and Stockholders
The Pep Boys - Manny, Moe & Jack


We have audited the accompanying consolidated balance sheets of The Pep Boys - Manny, Moe & Jack and subsidiaries as of January 31, 1998 and February 1, 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1998. Our audits also included the financial statement schedule listed in the index at
Item 14. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Pep Boys - Manny, Moe & Jack and subsidiaries at January 31, 1998 and February 1, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 19, 1998




CONSOLIDATED BALANCE SHEETS                                                   The Pep Boys - Manny, Moe & Jack and Subsidiaries
(dollar amounts in thousands, except per share amounts)

                                                                                        January 31,                     February 1,
                                                                                              1998                            1997
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS
Current Assets:
  Cash                                                                                $    10,811                      $     2,589
  Accounts receivable, less allowance for
    uncollectible accounts of $265 and $252                                                13,070                            7,653
  Merchandise inventories                                                                 655,363                          520,082
  Prepaid expenses                                                                         27,449                           33,042
  Deferred income taxes                                                                    23,215                           16,982
  Other                                                                                    40,308                           24,570
-----------------------------------------------------------------------------------------------------------------------------------
           Total Current Assets                                                           770,216                          604,918
-----------------------------------------------------------------------------------------------------------------------------------
Property and Equipment - at cost:
  Land                                                                                    296,721                          278,345
  Building and improvements                                                               920,522                          794,244
  Furniture, fixtures and equipment                                                       542,256                          448,425
  Construction in progress                                                                 21,432                           22,528
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        1,780,931                        1,543,542
  Less accumulated depreciation and amortization                                          403,182                          353,808
-----------------------------------------------------------------------------------------------------------------------------------
           Total Property and Equipment                                                 1,377,749                        1,189,734
-----------------------------------------------------------------------------------------------------------------------------------
Other                                                                                      13,395                           23,713
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      $ 2,161,360                      $ 1,818,365
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                                                    $   409,053                      $   337,536
  Accrued expenses                                                                        162,666                          133,557
  Short-term borrowings                                                                    47,000                           63,000
  Current maturities of long-term debt                                                        157                              134
-----------------------------------------------------------------------------------------------------------------------------------
           Total Current Liabilities                                                      618,876                          534,227
-----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt, less current maturities                                                   402,021                          217,178
Deferred Income Taxes                                                                      73,208                           50,382
Convertible Subordinated Notes                                                             86,250                           86,250
Zero Coupon Convertible Subordinated Notes                                                158,370                          152,237
Commitments and Contingencies
Stockholders' Equity:
  Common stock, par value $1 per share:  Authorized 500,000,000 shares;
      Issued and outstanding 63,657,728 and 63,119,491                                     63,658                           63,119
  Additional paid-in capital                                                              171,741                          162,660
  Retained earnings                                                                       647,505                          612,581
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          882,904                          838,360
  Less cost of shares in benefits trust - 2,232,500 shares, at cost                        60,269                           60,269
-----------------------------------------------------------------------------------------------------------------------------------
           Total Stockholders' Equity                                                     822,635                          778,091
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      $ 2,161,360                      $ 1,818,365
-----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF EARNINGS                                         The Pep Boys - Manny, Moe & Jack and Subsidiaries
(dollar amounts in thousands, except per share amounts)


                                                                        January 31,             February 1,             February 3,
Year ended                                                                    1998                    1997                    1996
------------------------------------------------------------------------------------------------------------------------------------
Merchandise Sales                                                       $1,720,670            $  1,554,757            $  1,355,008
Service Revenue                                                            335,850                 273,782                 239,332
------------------------------------------------------------------------------------------------------------------------------------
Total Revenues                                                           2,056,520               1,828,539               1,594,340
------------------------------------------------------------------------------------------------------------------------------------
Costs of Merchandise Sales                                               1,246,431               1,070,263                 943,875
Costs of Service Revenue                                                   269,769                 220,757                 194,942
------------------------------------------------------------------------------------------------------------------------------------
Total Costs of Revenues                                                  1,516,200               1,291,020               1,138,817
------------------------------------------------------------------------------------------------------------------------------------
Gross Profit from Merchandise Sales                                        474,239                 484,494                 411,133
Gross Profit from Service Revenue                                           66,081                  53,025                  44,390
------------------------------------------------------------------------------------------------------------------------------------
Total Gross Profit                                                         540,320                 537,519                 455,523
------------------------------------------------------------------------------------------------------------------------------------
Selling, General and Administrative
  Expenses                                                                 430,517                 350,419                 296,089
------------------------------------------------------------------------------------------------------------------------------------
Operating Profit                                                           109,803                 187,100                 159,434

Nonoperating Income                                                          5,309                   2,435                   2,090

Interest Expense                                                            39,656                  30,306                  32,072
------------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                                75,456                 159,229                 129,452

Income Taxes                                                                25,845                  58,405                  47,958
------------------------------------------------------------------------------------------------------------------------------------
Net Earnings                                                           $    49,611            $    100,824            $     81,494
------------------------------------------------------------------------------------------------------------------------------------
Basic Earnings per Share                                               $       .81            $       1.67            $       1.37

Diluted Earnings per Share                                             $       .80            $       1.62            $       1.34
------------------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                                The Pep Boys - Manny, Moe & Jack and Subsidiaries
(dollar amounts in thousands, except per share amounts)

                                                                          Additional                                         Total
                                                    Common Stock             Paid-in       Retained     Benefits      Stockholders'
                                               Shares          Amount        Capital       Earnings        Trust            Equity
------------------------------------------------------------------------------------------------------------------------------------

Balance, January 28, 1995                  61,501,679         $61,502       $130,732       $454,288     $(60,269)         $586,253

Net earnings                                                                                 81,494                         81,494
Cash dividends ($.19 per share)                                                             (11,339)                       (11,339)
Exercise of stock options
  and related tax benefits                    555,471             555          7,829                                         8,384
Dividend reinvestment plan                     26,871              27            662                                           689
Acquisitions and transfers of 140,000
  shares to employees' savings plan                                              (21)                                          (21)
------------------------------------------------------------------------------------------------------------------------------------
Balance, February 3, 1996                  62,084,021          62,084        139,202        524,443      (60,269)          665,460

Net earnings                                                                                100,824                        100,824
Cash dividends ($.21 per share)                                                             (12,686)                       (12,686)
Exercise of stock options
  and related tax benefits                  1,002,333           1,002         22,977                                        23,979
Dividend reinvestment plan                     33,137              33          1,025                                         1,058
Acquisitions and transfers of 150,500
  shares to employees' savings plan                                             (544)                                         (544)
------------------------------------------------------------------------------------------------------------------------------------
Balance, February 1, 1997                  63,119,491          63,119        162,660        612,581      (60,269)          778,091

Net earnings                                                                                 49,611                         49,611
Cash dividends ($.24 per share)                                                             (14,687)                       (14,687)
Exercise of stock options
  and related tax benefits                    491,039             492          6,850                                         7,342
Minimum pension liability adjustment,
  net of tax                                                                   1,366                                         1,366
Dividend reinvestment plan                     47,198              47          1,221                                         1,268
Acquisitions and transfers of 190,000
  shares to employees' savings plan                                             (356)                                         (356)
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 31, 1998                  63,657,728         $63,658       $171,741       $647,505     $(60,269)         $822,635
------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS                                             The Pep Boys - Manny, Moe & Jack and Subsidiaries
(dollar amounts in thousands)

                                                                        January 31,             February 1,             February 3,
Year ended                                                                     1998                    1997                    1996
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Operating Activities:
     Net earnings                                                       $   49,611               $ 100,824               $  81,494
     Adjustments to Reconcile Net Earnings to Net Cash
       Provided by Operating Activities:
        Depreciation and amortization                                       82,862                  65,757                  53,456
        Accretion of bond discount                                           6,133                   2,238                       -
        Increase in deferred income taxes                                   16,593                   8,838                   2,034
        Loss (gain) from sales of assets                                    12,278                     (34)                    201
     Changes in operating assets and liabilities:
        Increase in accounts receivable, prepaid expenses
           and other                                                       (16,875)                (44,950)                 (2,445)
        Increase in merchandise inventories                               (135,281)               (102,230)                (51,009)
        Increase in accounts payable                                        71,517                 115,012                 122,360
        Increase in accrued expenses                                        30,119                  37,138                  25,228
------------------------------------------------------------------------------------------------------------------------------------
           Total Adjustments                                                67,346                  81,769                 149,825
------------------------------------------------------------------------------------------------------------------------------------
           Net Cash Provided by Operating Activities                       116,957                 182,593                 231,319
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
        Capital expenditures                                              (284,084)               (245,246)               (205,913)
        Proceeds from sales of assets                                          929                   3,841                     114
------------------------------------------------------------------------------------------------------------------------------------
           Net Cash Used in Investing Activities                          (283,155)               (241,405)               (205,799)
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
        Net borrowings (payments) under line of credit
          agreements                                                        19,000                  (1,500)               (102,700)
        Borrowings from life insurance policies                             12,406                       -                       -
        Reduction of long-term debt                                           (134)               (107,187)                (19,807)
        Dividends paid                                                     (14,687)                (12,686)                (11,339)
        Net proceeds from issuance of notes                                149,225                 146,250                  98,992
        Proceeds from exercise of stock options                              7,342                  23,979                   8,384
        Proceeds from dividend reinvestment plan                             1,268                   1,058                     689
------------------------------------------------------------------------------------------------------------------------------------
           Net Cash Provided by (Used in) Financing Activities             174,420                  49,914                 (25,781)
------------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash                                              8,222                  (8,898)                   (261)
Cash at Beginning of Year                                                    2,589                  11,487                  11,748
------------------------------------------------------------------------------------------------------------------------------------
Cash at End of Year                                                     $   10,811               $   2,589               $  11,487
------------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information:
     Income taxes paid                                                  $   29,009               $  56,336               $  40,251
     Interest paid, net of amounts capitalized                              38,622                  34,081                  30,155
------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended January 31, 1998, February 1, 1997 and February 3, 1996 (dollar amounts in thousands, except per share amounts)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS The Pep Boys - Manny, Moe & Jack and Subsidiaries (the "Company") is engaged principally in the retail sale of automotive parts and accessories, automotive maintenance and service and the installation of parts through a chain of 711 stores at January 31, 1998. The Company currently operates stores in 33 states, Washington, D.C. and Puerto Rico.

FISCAL YEAR END The Company's fiscal year ends on the Saturday nearest to January 31. Fiscal years 1997, 1996 and 1995 were comprised of 52 weeks, 52 weeks and 53 weeks, respectively.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MERCHANDISE INVENTORIES Merchandise inventories are valued at the lower of cost (last-in, first-out method) or market. If the first-in, first-out method of valuing inventories had been used, inventories would have been approximately $870 and $3,300 higher at January 31, 1998 and February 1, 1997, respectively.

PROPERTY AND EQUIPMENT Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives: building and improvements, 5 1/2 to 40 years; furniture, fixtures and equipment, 3 to 10 years.

CAPITALIZED INTEREST Interest on borrowed funds is capitalized in connection with the construction of certain long-term assets. Capitalized interest amounted to $1,861, $1,575 and $1,407 in fiscal years 1997, 1996 and 1995, respectively.

SERVICE REVENUE Service revenue consists of the labor charge for installing merchandise or maintaining or repairing vehicles, excluding the sale of any installed parts or materials.

COSTS OF REVENUES Costs of merchandise sales include the cost of products sold, buying, warehousing and store occupancy costs. Costs of service revenue include service center payroll and related employee benefits and service center occupancy costs. Occupancy costs include utilities, rents, real estate and property taxes, repairs and maintenance and depreciation and amortization expenses.

PENSION EXPENSE Annual pension expense is actuarially computed using the "projected unit credit method" which attributes an equal portion of total projected benefits to each year of employee service.

INCOME TAXES The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are determined based upon enacted tax laws and rates applied to the differences between the financial statement and tax bases of assets and liabilities.

ADVERTISING The Company expenses the production costs of advertising the first time the advertising takes place. The Company nets cooperative advertising reimbursements against costs incurred. Net advertising expense for fiscal years 1997, 1996 and 1995 was $0, $324 and $973, respectively. No advertising costs were recorded as an asset as of January 31, 1998.

IMPAIRMENT OF LONG-LIVED ASSETS Effective February 4, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This standard prescribes the method for asset impairment evaluation for long-lived assets and certain identifiable intangibles that are either held and used or to be disposed of. The implementation of this standard did not have an effect on the Company's financial position or results of operations.

ACCOUNTING FOR STOCK-BASED COMPENSATION The Company adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," on February 4, 1996. As permitted by SFAS No. 123, the Company is accounting for employee stock-based compensation plans in accordance with Accounting Principles Board (APB) opinion No. 25, "Accounting for Stock Issued to Employees," and has provided disclosures required by SFAS No. 123.

REPORTING COMPREHENSIVE INCOME In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income." This statement, which establishes standards for reporting and disclosure of comprehensive income, is effective for interim and annual periods beginning after December 15, 1997, although earlier adoption is permitted. As this statement only requires additional disclosures in the Company's consolidated financial statements, its adoption will not have any impact on the Company's consolidated financial position or results of operations. The Company will adopt SFAS No. 130 in fiscal 1998.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement, which establishes standards for the reporting of information about operating segments and requires the reporting of selected information about operating segments in interim financial statements, is effective for fiscal years beginning after December 15, 1997, although earlier application is permitted. If applicable, this statement would only require additional disclosures in the Company's consolidated financial statements and as such, its adoption will not have any impact on the Company's consolidated financial position or results of operations. The Company expects to adopt SFAS No. 131 in fiscal 1998.

EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement, which established standards for the reporting of information about pensions and other postretirement benefits, is effective for periods beginning after December 15, 1997, although earlier adoption is permitted. The Company does not expect adoption of this statement to result in significant changes to its presentation of pension and other postretirement benefit information. The Company will adopt SFAS No. 132 in fiscal 1998.

RECLASSIFICATIONS Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current year's presentation.

NOTE B - DEBT

SHORT-TERM BORROWINGS The Company had short-term borrowings of $47,000 at January 31, 1998 and $63,000 at February 1, 1997. The Company had short-term lines of credit with several banks totaling $159,000 at January 31, 1998 and February 1, 1997. The interest rates on these lines were negotiated based upon market conditions. The weighted average interest rate on borrowings from these lines was 5.9% at January 31, 1998 and 5.8% at February 1, 1997. The average and maximum month end balances on these borrowings were $111,014 and $143,150 during fiscal 1997 and $98,696 and $154,200 during fiscal 1996.



LONG-TERM DEBT
-----------------------------------------------------------------------------------------------------------
                                                                 Jan. 31,                          Feb. 1,
                                                                     1998                             1997
-----------------------------------------------------------------------------------------------------------

Medium-term notes, 6.4% to 6.7%, due
   November 2004 through September 2007                          $150,000                         $      -
7% notes due June 2005                                            100,000                          100,000
Revolving credit agreement (a)                                     75,000                           40,000
6 5/8% notes due May 2003                                          75,000                           75,000
Mortgage notes payable, 5.8% to 8% (b)                              2,178                            2,312
-----------------------------------------------------------------------------------------------------------
                                                                  402,178                          217,312
   Less current maturities                                            157                              134
-----------------------------------------------------------------------------------------------------------

Total long-term debt                                             $402,021                         $217,178
-----------------------------------------------------------------------------------------------------------


(a) The Company has a revolving credit agreement with ten major banks providing for borrowings of up to $200,000. Funds may be drawn and repaid anytime prior to March 30, 2002. Sixty days prior to each anniversary date, the Company may request, and upon agreement of each bank, extend the maturity of this facility an additional year. If one of the banks fails to agree to this extension, the Company has the right to replace that bank. At the Company's option, the interest rate on any loan may be based on (i) the higher of the federal funds rate plus 1/4% or the prime rate, (ii) LIBOR plus up to .63% or (iii) a negotiated rate based upon market conditions. The weighted average interest rate was 5.9% at January 31, 1998 and 5.7% at February 1, 1997.

 (b) The weighted average interest rate on the mortgage notes payable was 6.9% at January 31, 1998 and February 1, 1997. These notes, which mature at various times through August 2016, are collateralized by land and building with an aggregate carrying value of approximately $7,695 at January 31, 1998.

CONVERTIBLE SUBORDINATED NOTES On August 24, 1994 the Company sold $86,250 of 4% convertible subordinated notes. These notes are convertible by the holders into the common stock of the Company at any time on or before September 1, 1999 (the maturity date) at a conversion price of $41 per share subject to adjustment in certain events. The notes are redeemable, in whole or in part, at the option of the Company at any time on or after September 15, 1997, at a redemption price of 101% of the principal amount and at par on or after September 1, 1998. The notes are subordinated to all existing and future senior indebtedness of the Company. ZERO COUPON CONVERTIBLE SUBORDINATED NOTES On September 20, 1996, the Company issued $271,704 principal amount (at maturity) of Liquid Yield Option Notes (LYONs) with a price to the public of $150,000. The net proceeds to the Company were $146,250. The issue price of each such LYON was $552.07 and there will be no periodic payments of interest. The LYONs will mature on September 20, 2011, at $1,000 per LYON, representing a yield to maturity of 4.0% per annum (computed on a semiannual bond equivalent basis).

         Each LYON is convertible at the option of the holder at any time on or prior to maturity, unless previously redeemed or otherwise purchased, into common stock of the Company at a conversion rate of 12.929 shares per LYON. The LYONs are redeemable at the option of the holder on September 20, 2001 and September 20, 2006 at the issue price plus accrued original issue discount. The Company, at its option, may elect to pay the purchase price on any such purchase date in cash or common stock, or any combination thereof. No LYONs were converted in 1997 and 1996. In addition, on or prior to September 20, 2001, the Company will purchase for cash any LYON, at the option of the holder, in the event of change in control of the Company. The LYONs are subordinated to all existing and future senior indebtedness of the Company.

         Several of the Company's debt agreements require the maintenance of certain financial ratios and covenants. Approximately $57,649 of the Company's net worth was not restricted by these covenants at fiscal year end. The Company is in compliance with all debt covenants at January 31, 1998.

         The annual maturities of all long-term debt for the next five years are $157 in 1998, $86,420 in 1999, $183 in 2000, $197 in 2001 and $75,111 in 2002.
Any compensating balance requirements related to all revolving credit agreements and debt were satisfied by balances available from normal business operations.

         The Company was contingently liable for outstanding letters of credit in the amount of approximately $23,443 at January 31, 1998.

         In February 1998, the Company established a Medium-Term Note program which permits the Company to issue up to $200,000 of Medium-Term Notes. Under this program the Company has sold $100,000 principal amount of senior notes, ranging in annual interest rates from 6.7% to 6.9% and due March 2004 and March 2006. The net proceeds of $99,429 were used for working capital, the repayment of debt and for general corporate purposes.

NOTE C - LEASE COMMITMENTS

         The Company leases certain property and equipment under operating leases which contain renewal and escalation clauses. Aggregate minimum rental commitments for leases having noncancelable lease terms of more than one year are approximately: 1998 - $43,015; 1999 - $41,967; 2000 - $41,642; 2001 -
$41,831; 2002 - $42,081; thereafter - $422,636. Rental expenses incurred for operating leases in 1997, 1996 and 1995 were $49,105, $33,616 and $22,302, respectively.

NOTE D - STOCKHOLDERS' EQUITY

RIGHTS AGREEMENT On December 31, 1997, the Company distributed as a dividend one common share purchase right on each of its common shares. The rights will not be exercisable or transferable apart from the Company's common stock until a person or group, as defined in the rights agreement (dated December 5,1997), without the proper consent of the Company's Board of Directors, acquires 15% or more, or makes an offer to acquire 15% or more of the Company's outstanding stock. When exercisable, the rights entitle the holder to purchase one share of the Company's common stock for $125. Under certain circumstances, including the acquisition of 15% of the Company's stock by a person or group, the rights entitle the holder to purchase common stock of the Company or common stock of an acquiring company having a market value of twice the exercise price of the right. The rights do not have voting power and are subject to redemption by the Company's Board of Directors for $.01 per right anytime before a 15% position has been acquired and for 10 days thereafter, at which time the rights become nonredeemable. The rights expire on December 31, 2007.

BENEFITS TRUST On April 29, 1994, the Company established a flexible employee benefits trust with the intention of purchasing up to $75,000 worth of the Company's common shares. The repurchased shares will be held in the trust and will be used to fund the Company's existing benefit plan obligations including healthcare programs, savings and retirement plans and other benefit obligations. The trust will allocate or sell the repurchased shares over the next 15 years to fund these benefit programs. As shares are released from the trust, the Company will charge or credit additional paid-in capital for the difference between the fair value of shares released and the original cost of the shares to the trust. For financial reporting purposes, the trust is consolidated with the accounts of the Company. All dividend and interest transactions between the trust and the Company are eliminated. As of January 31, 1998, the Company has repurchased 2,232,500 shares of its common stock at a cost of $60,269 which is shown as "Cost of shares in benefits trust" on the Company's consolidated balance sheets.

NOTE E - FOURTH QUARTER CHARGES

         During the fourth quarter of fiscal 1997 the Company recorded pretax charges of $28,012 ($18,418 net of tax), $16,330 of which was recorded as Costs of Merchandise Sales on the Company's Consolidated Statements of Earnings and includes the costs associated with closing nine stores, converting all PARTS USA stores to the PEP BOYS EXPRESS format, certain equipment write-offs and other non-recurring expenses. The remaining $11,682 of these expenses, which include costs associated with reducing the store expansion program, certain equipment write-offs and other non-recurring expenses, have been included in Selling, General and Administrative Expenses on the Company's Consolidated Statements of Earnings.

NOTE F - PENSION AND SAVINGS PLANS

         The Company has a pension plan covering substantially all of its full-time employees hired on or before February 1, 1992. Normal retirement age is 65. Pension benefits are based on salary and years of service. The Company's policy is to fund amounts as are necessary on an actuarial basis to provide assets sufficient to meet the benefits to be paid to plan members in accordance with the requirements of ERISA.

         The actuarial computations using the "projected unit credit method" assumed a discount rate on benefit obligations of 7.5% in 1997, 7.5% in 1996 and 8.5% in 1995, and an expected long-term rate of return on plan assets of 8.5%. The assumption for annual salary increases over the average remaining service lives of employees under the plan was 4% in 1996 and 1995. Variances between actual experience and assumptions for costs and returns on assets are amortized over the remaining service lives of employees under the plan.

         As of December 31, 1996, the Company froze the accrued benefits under the plan and active participants became fully vested. The plan's trustee will continue to maintain and invest plan assets and will administer benefit payments. In accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," a curtailment gain of $1,554 was recognized in 1996.

         Pension (income) expense includes the following:

                                                                           Jan. 31,                 Feb. 1,                 Feb. 3,
Year Ended                                                                   1998                    1997                    1996
-----------------------------------------------------------------------------------------------------------------------------------

Normal service costs                                                     $       -                  $1,213                 $   968
Interest cost on projected
  benefit obligation                                                         1,667                   1,561                   1,382
Actual return on plan assets                                                  (614)                   (752)                   (720)
Net amortization of transition
  asset and unrecognized net gain                                             (214)                   (214)                   (759)
Prior service cost                                                               -                      19                      19
Asset gain deferred                                                         (1,115)                   (974)                 (1,013)
-----------------------------------------------------------------------------------------------------------------------------------

Total pension (income) expense                                            $   (276)                 $  853                 $  (123)
-----------------------------------------------------------------------------------------------------------------------------------


Pension plan assets are stated at fair market value and are composed primarily of money market funds, fixed income investments with maturities of less than five years and the Company's common stock.

The following table sets forth the reconciliation of the plan's funded status as of December 31 of each year. The actuarial present value of benefit obligation assumed a weighted average discount rate of 7.25% at December 31, 1997 and 7.5% at December 31, 1996.



                                                                          Dec. 31,                 Dec. 31,
                                                                            1997                     1996
-------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
Vested benefit obligation                                                 $(24,567)                $(22,076)
-------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                            $(24,567)                $(22,076)
-------------------------------------------------------------------------------------------------------------
Projected benefit obligation for
   service rendered to date                                               $(24,567)                $(22,076)
Plan assets at fair value                                                   20,324                   20,815
-------------------------------------------------------------------------------------------------------------
Assets less than projected benefit obligation                               (4,243)                  (1,261)
Unrecognized net asset (at date of transition)                                (857)                  (1,071)
Unrecognized net loss from past
   experience different from previous
   assumption                                                                3,043                        -
Adjustment to recognize minimum liability                                   (2,186)                       -
-------------------------------------------------------------------------------------------------------------
Accrued pension cost
   as of January 31, 1998 and
   February 1, 1997, respectively                                         $ (4,243)                $ (2,332)
-------------------------------------------------------------------------------------------------------------


The Company has a 401(k) savings plan which covers all full-time employees who are at least 21 years of age with one or more years of service. The Company contributes the lesser of 50% of the first 6% of a participant's contributions or 3% of the participant's compensation. The Company's savings plan contribution expense was $4,543 in 1997, $3,685 in 1996 and $3,150 in 1995.

NOTE G - INCOME TAXES

         The provision for income taxes includes the following:




                                                                           Jan. 31,                 Feb. 1,                Feb. 3,
Year ended                                                                   1998                    1997                   1996
-----------------------------------------------------------------------------------------------------------------------------------
Current:
   Federal                                                                $  8,651                 $45,831                 $42,276
   State                                                                       601                   3,761                   3,648
Deferred:
   Federal                                                                  15,487                   8,225                   1,905
   State                                                                     1,106                     588                     129
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           $25,845                 $58,405                 $47,958
-----------------------------------------------------------------------------------------------------------------------------------

          A reconciliation of the statutory federal income tax rate to the effective rate of the provision for income taxes follows:


                                                                            Jan. 31,                 Feb. 1,               Feb. 3,
Year ended                                                                    1998                    1997                  1996
-----------------------------------------------------------------------------------------------------------------------------------
Statutory tax rate                                                            35.0%                   35.0%                   35.0%
State income taxes,
   net of federal
   tax benefits                                                                1.5                     1.8                     1.9
Other, net                                                                    (2.2)                    (.1)                     .1
-----------------------------------------------------------------------------------------------------------------------------------
                                                                              34.3%                   36.7%                   37.0%
-----------------------------------------------------------------------------------------------------------------------------------

          Deferred income taxes relate to the following temporary differences:

                                                                            Jan. 31,                 Feb. 1,                Feb. 3,
Year ended                                                                    1998                    1997                    1996
-----------------------------------------------------------------------------------------------------------------------------------
Depreciation                                                              $ 22,173                 $ 9,330                 $ 6,420
Inventories                                                                    575                  (1,593)                 (2,551)
Vacation accrual                                                              (725)                   (593)                   (522)
Pension accrual                                                             (2,118)                    263                      47
Store closing reserves                                                      (3,866)                      -                       -
Insurance                                                                     (288)                  1,096                  (1,143)
Other, net                                                                     842                     310                    (217)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           $16,593                 $ 8,813                 $ 2,034
-----------------------------------------------------------------------------------------------------------------------------------

          The following are components of the net deferred tax accounts as of January 31, 1998:

                                                                           Federal                   State                   Total
-----------------------------------------------------------------------------------------------------------------------------------

Deferred tax assets:
   Current                                                                 $33,817                  $2,415                 $36,232
   Long-term                                                                18,981                   1,356                  20,337

Deferred tax liabilities:
   Current                                                                  12,149                     868                  13,017
   Long-term                                                                87,308                   6,237                  93,545
-----------------------------------------------------------------------------------------------------------------------------------

          The following are components of the net deferred tax accounts as of February 1, 1997:


                                                                           Federal                   State                   Total
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Current                                                                 $26,426                  $1,883                 $28,309
   Long-term                                                                18,720                   1,337                  20,057

Deferred tax liabilities:
   Current                                                                  10,572                     755                  11,327
   Long-term                                                                65,748                   4,691                  70,439
-----------------------------------------------------------------------------------------------------------------------------------

          Items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                                           Jan. 31,                 Feb. 1,
Year ended                                                                   1998                    1997
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Inventories                                                            $  9,500                 $10,075
   Vacation accrual                                                          4,325                   3,600
   Minimum pension liability adjustment                                        820                       -
   Store closing reserves                                                    3,866                       -
   Other, net                                                                4,704                   3,307
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           $23,215                 $16,982
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Depreciation                                                            $70,681                 $48,507
   Other, net                                                                2,527                   1,875
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           $73,208                 $50,382
-----------------------------------------------------------------------------------------------------------------------------------

NOTE H - NET EARNINGS PER SHARE

         The FASB issued SFAS No. 128, "Earnings per Share," to be effective for all periods ending after December 15, 1997. SFAS 128 requires all prior period earnings per share data presented to be restated to conform with the provisions of this pronouncement. SFAS 128 replaces primary earnings per share with the presentation of basic earnings per share and fully diluted earnings per share with diluted earnings per share.

         For fiscal years 1997, 1996 and 1995, basic earnings per share are based on net earnings divided by the weighted average number of shares outstanding during the period. Diluted earnings per share assumes conversion of convertible subordinated notes, zero coupon convertible subordinated notes and the dilutive effects of stock options. Adjustments for convertible securities were antidilutive in 1997 and therefore excluded from the computation of diluted EPS, however, these securities could potentially be dilutive in the future. Options to purchase 2,281,572 shares of common stock at various prices ranging from $23.78 to $37.38 were outstanding at January 31, 1998 but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common shares.

--------------------------------------------------------------------------------
-- (in thousands, except per share amounts)

                                         Fiscal 1997                         Fiscal 1996
                            ----------------------------------  ------------------------------------------
                             Earnings     Shares      Per Share   Earnings          Shares      Per Share
                            (Numerator) (Denominator)   Amount   (Numerator)     (Denominator)    Amount
                            ----------- ------------   ------   -----------      -------------    ------

Basic EPS
Earnings available to
  common stockholders         $49,611       61,133       $0.81     $100,824          60,305        $1.67
                                                         =====                                     =====
Effect of Dilutive Securities
Adjustment for interest on 4%
  convertible subordinated
  notes, net of tax                 -            -                    2,168           2,104
Adjustment for interest on 4%
  zero coupon subordinated
  notes, net of tax                 -            -                    1,409           1,303
Common Shares assumed
  issued upon exercise of
  dilutive stock options            -          524                        -             893
Diluted EPS                   -------       ------                 --------          ------
Earnings available to common
  stockholders assuming
  conversion                  $49,611       61,657       $0.80     $104,401          64,605        $1.62
                              =======       ======       =====     ========          ======        =====

                               [RESTUBBED TABLE]

(in thousands, except per share amounts)
                                            Fiscal 1995
                                 ---------------------------------
                                 Earnings     Shares      Per Share
                                (Numerator) (Denominator)   Amount
                                ----------- -------------   ------
Basic EPS
Earnings available to
  common stockholders            $81,494       59,581       $1.37
                                                            =====
Effect of Dilutive Securities
Adjustment for interest on 4%
  convertible subordinated
  notes, net of tax                2,200        2,104
Adjustment for interest on 4%
  zero coupon subordinated
  notes, net of tax                    -            -
Common Shares assumed
  issued upon exercise of
  dilutive stock options               -          903
Diluted EPS                      -------       ------
Earnings available to common
  stockholders assuming
  conversion                     $83,694       62,588       $1.34
                                 =======       ======       =====

                                       38

NOTE I - STOCK OPTIONS PLANS

         Options to purchase the Company's common stock have been granted to key employees and certain members of the Board of Directors. The option prices are at least 100% of the fair market value of the common stock on the grant date.

         Under the terms of the Company's Incentive Stock Option Plan adopted in 1982, options to purchase up to 3,600,000 shares of the Company's common stock were authorized. Options granted prior to 1988 are exercisable from the date of grant. Options granted in 1988 and thereafter are exercisable on the second anniversary of the grant date. All options under this plan cannot be exercised more than ten years from the grant date. No additional options will be granted under this plan.

         Under the terms of the Company's Nonqualified Stock Option Plans, adopted in 1984 and 1985, options to purchase up to 3,300,000 shares of the Company's common stock were authorized. The options became exercisable over a five-year period with one-fifth exercisable on the grant date and one-fifth on each anniversary date for the four years following the grant date. Options granted cannot be exercised more than ten and one-half years after the grant date. No additional options will be granted under these plans.

         On May 21, 1990, the stockholders approved the 1990 Stock Incentive Plan which authorized the issuance of restricted stock and/or options to purchase up to 1,000,000 shares of the Company's common stock. Additional shares in the amounts of 2,000,000, 1,500,000 and 1,500,000 were authorized by stockholders on June 4, 1997, May 31, 1995 and June 1, 1993, respectively. Under this plan, both incentive and nonqualified stock options may be granted to eligible participants. Incentive stock options are exercisable on the second or third anniversary of the grant date and nonqualified options become exercisable over a five-year period with one-fifth exercisable on the grant date and one-fifth on each anniversary date for the four years following the grant date. Options cannot be exercised more than ten years after the grant date. As of January 31, 1998, 2,277,285 shares remain available for grant.

         Stock option transactions for the Company's stock option plans are summarized as follows:

                                                       Fiscal 1997                  Fiscal 1996                Fiscal 1995
                                          ------------------------      -----------------------       --------------------
                                                          Weighted                     Weighted                   Weighted
                                                           Average                      Average                    Average
                                                          Exercise                     Exercise                   Exercise
                                              Shares         Price         Shares         Price         Shares       Price
---------------------------------------------------------------------------------------------------------------------------

Outstanding - beginning of year            3,500,036        $23.34      4,031,329       $20.91       3,662,779       $16.24
Granted                                      837,000         30.15        613,702        33.64       1,042,970        30.90
Exercised                                   (487,914)        15.00       (988,605)       18.43        (582,470)        8.16
Canceled                                    (383,928)        30.24       (156,390)       31.10         (91,950)       28.76
---------------------------------------------------------------------------------------------------------------------------
Outstanding - end of year                  3,465,194         25.40      3,500,036        23.34       4,031,329        20.91
---------------------------------------------------------------------------------------------------------------------------
Options exercisable - at year end          1,988,209         21.08      2,227,917        18.53       2,724,607        16.77

Weighted average estimated fair value
   of options granted                                        11.00                       11.28                        11.04
---------------------------------------------------------------------------------------------------------------------------

          The following table summarizes information about stock options outstanding at January 31, 1998:

                                                               Options Outstanding                      Options Exercisable
                                                 ----------------------------------------------    -------------------------------
                                                                     Weighted
                                                                      Average          Weighted                           Weighted
                                                      Number        Remaining           Average           Number           Average
Range of                                         Outstanding      Contractual          Exercise      Exercisable          Exercise
Exercise Prices                                   at 1/31/98             Life             Price       at 1/31/98             Price
----------------------------------------------------------------------------------------------------------------------------------

$11.13 to $20.00                                     894,855          2 years            $12.36          894,855            $12.36
$20.01 to $25.00                                     404,900          6 years             22.85          336,850             22.67
$25.01 to $30.00                                     297,889          7 years             27.38          192,311             27.79
$30.01 to $37.38                                   1,867,550          8 years             31.88          564,193             31.67
----------------------------------------------------------------------------------------------------------------------------------
$11.13 to $37.38                                   3,465,194                                           1,988,209
----------------------------------------------------------------------------------------------------------------------------------


          The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for its stock option plans. Had compensation cost for the Company's stock option plans for options granted in fiscal 1995 and thereafter been determined based on the fair value at the grant dates and recognized as compensation expense on a straight-line basis over the vesting period of the grant consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and net earnings per share would have been reduced to the pro forma amounts indicated below:


---------------------------------------------------------------------------------------------------
                                                Fiscal 1997                           Fiscal 1996
---------------------------------------------------------------------------------------------------
Net earnings:
   As reported                                      $49,611                             $ 100,824
   Pro forma                                        $46,120                             $  98,185

Net earnings per share:
   As reported
      Basic                                         $  0.81                             $   1.67
      Diluted                                       $  0.80                             $   1.62
   Pro forma
      Basic                                         $  0.75                             $   1.63
      Diluted                                       $  0.75                             $   1.58
---------------------------------------------------------------------------------------------------

          The pro forma effect on net earnings for fiscal 1997 and fiscal 1996 are not representative of the pro forma effect on net earnings in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

          The fair value of each option granted during fiscal 1997 and fiscal 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: (i) 0.7% dividend yield for all years, (ii) expected volatility of 33% and 32%, respectively, (iii) risk-free interest rate ranges of 5.5% to 6.9% and 5.5% to 6.7%, respectively, and (iv) ranges of expected lives 3.5 years to 6.5 years and 3.5 years to 6 years, respectively.

NOTE J - CONTINGENCIES

          The Company is a defendant in a purported class action entitled "Brian Lee, Anthony Baxton, and Harry Schlein v. The Pep Boys - Manny, Moe & Jack," in the Circuit Court of Mobile County, Alabama. The Company has moved to dismiss the case for failure to state a claim. The Company's motion to dismiss is pending before the Circuit Court of Mobile County, Alabama. In their complaint, the plaintiffs allege that the Company sold old or used automotive batteries to consumers as if those batteries were new. The complaint purports to state causes of action for fraud and deceit, negligent misrepresentation, breach of contract and violation of state consumer protection statutes. The plaintiffs are seeking compensatory and punitive damages, as well as injunctive and equitable relief. The Company believes the claims are without merit and intends to vigorously defend this action.

          The Company is also party to various other lawsuits and claims arising in the normal course of business. In the opinion of management, these lawsuits and claims, including the case above, are not singularly or in the aggregate, material to the Company's financial position or results of operations.


NOTE K - FAIR VALUE OF FINANCIAL INSTRUMENTS

          The estimated fair values of the Company's financial instruments are as follows:
 ...............................................................................


                                                       January 31, 1998                            February 1, 1997
                                                   ------------------------                      ---------------------
                                                 Carrying           Estimated                Carrying          Estimated
                                                   Amount          Fair Value                  Amount         Fair Value
-------------------------------------------------------------------------------------------------------------------------

Assets:
   Cash                                         $  10,811           $  10,811                $  2,589          $   2,589
   Accounts receivable                             13,070              13,070                   7,653              7,653
Liabilities:
   Accounts payable                               409,053             409,053                 337,536            337,536
   Short-term borrowings                           47,000              47,000                  63,000             63,000
   Long-term debt including
    current maturities                            402,178             406,086                 217,312            215,029
   Convertible subordinated
    notes                                          86,250              84,637                  86,250             88,838
   Zero coupon convertible
    subordinated notes                            158,370             147,236                 152,237            146,041
-------------------------------------------------------------------------------------------------------------------------


CASH, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND SHORT-TERM BORROWINGS
          The carrying amounts approximate fair value because of the short maturity of these items.

LONG-TERM DEBT INCLUDING CURRENT MATURITIES, CONVERTIBLE SUBORDINATED NOTES AND
          ZERO COUPON CONVERTIBLE SUBORDINATED NOTES

         Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

         The fair value estimates presented herein are based on pertinent information available to management as of January 31, 1998 and February 1, 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from amounts presented herein.




QUARTERLY FINANCIAL DATA (UNAUDITED)                               The Pep Boys - Manny, Moe & Jack and Subsidiaries
(dollar amounts in thousands, except per share amounts)

--------------------------------------------------------------------------------------------------------------------
                                                                Net Earnings         Cash           Market Price
Year Ended        Total      Gross     Operating      Net         Per Share        Dividends          Per Share
Jan. 31, 1998   Revenues     Profit      Profit    Earnings    Basic   Diluted     Per Share      High        Low
--------------------------------------------------------------------------------------------------------------------
1st Quarter     $489,278   $141,942     $44,105    $23,146    $.38       $.37      $.0600           35       29 3/8
2nd Quarter      539,298    160,465      55,508     30,088     .49        .47       .0600       35 5/8           30
3rd Quarter      525,564    152,866      46,318     24,120     .39        .38       .0600       34 7/8       23 5/8
4th Quarter      502,380     85,047     (36,128)   (27,743)   (.45)      (.45)      .0600      26 3/16      21 9/16
--------------------------------------------------------------------------------------------------------------------

Year Ended
Feb. 1, 1997
--------------------------------------------------------------------------------------------------------------------
1st Quarter     $428,614   $121,301     $39,594    $20,116    $.34       $.33      $.0525        34 7/8      27 7/8
2nd Quarter      476,673    141,421      55,333     30,235     .50        .49       .0525        35 1/2          28
3rd Quarter      478,819    138,287      50,109     27,777     .46        .44       .0525        38 1/4      30 3/4
4th Quarter      444,433    136,510      42,064     22,696     .37        .36       .0525            38      27 7/8
--------------------------------------------------------------------------------------------------------------------


Under the Company's present accounting system, actual gross profit from merchandise sales can be determined only at the time of physical inventory, which is taken at the end of the fiscal year. Gross profit from merchandise sales for the first, second and third quarters is estimated by the Company based upon recent historical gross profit experience and other appropriate factors. Any variation between estimated and actual gross profit from merchandise sales for the first three quarters is reflected in the fourth quarter's results. See discussion of fourth quarter charges in Note E to the Consolidated Financial Statements.